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UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2007

CATHAY GENERAL BANCORP
(Exact name of registrant as specified in its charter)

Delaware	0-18630	95-4274680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 North Broadway, Los Angeles, California 90012
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:     (213) 625-4700

Not Applicable

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    On February 2, 2007, Cathay General Bancorp (the "Company") filed a Current Report on Form 8-K (the "Original 8-K") to report that the Company's Executive Compensation Committee (the "Committee") had approved awards for Mr. Dunson K. Cheng, Chairman of the Board, President, and Chief Executive Officer of the Company and for Mr. Peter Wu, Executive Vice Chairman of the Board and Chief Operating Officer of the Company. The Original 8-K is incorporated herein by this reference. This amendment is being filed to correct the percentages disclosed in the Original 8-K and to supplement the information in the Original 8-K as follows:

        (i)    The $864,800 cash award to Mr. Cheng was approximately 101% of Mr. Cheng's base salary as of January 1, 2006, not 93.6%. The maximum bonus previously established by the Committee was 130% of Mr. Cheng's base salary as of January 1, 2006, not 125%.

        (ii)    The $400,200 cash award to Mr. Wu was approximately 102.9% of Mr. Wu's base salary as of January 1, 2006, not 98.1%. The maximum bonus previously established by the Committee was 130% of Mr. Wu's base salary as of January 1, 2006, not 125%.

        (iii)    At its January 31, 2007, meeting, the Committee also approved the vesting of 10,000 of the 30,000 restricted shares of the Company's common stock that were previously awarded to Mr. Cheng on January 25, 2006, under the Company's 2005 Incentive Plan. The Committee determined that Mr. Cheng had met the Committee's performance goal for the vesting of these 10,000 shares of restricted stock based on the Company's net income for 2006.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 23, 2007

                                                                                            CATHAY GENERAL BANCORP

                                                                                            By:  /s/ Heng W. Chen

                                                                                                   Heng W. Chen

                                                                                                   Executive Vice President and Chief

                                                                                                   Financial Officer